Exhibit 10.24

Execution Copy

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2012, by and between ATA PROPERTY MANAGEMENT, LLC, a limited liability company formerly known as MR Property Management, LLC (“ATAPM”), and ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC, a Delaware limited liability company (“ELRM”).

W I T N E S S E T H :

WHEREAS, reference is made to that certain Master Contribution and Recapitalization Agreement, dated of even date herewith, by and among ATA, ATA Holdings, ELRH and ELRM (the “Master Contribution Agreement”), providing for the contribution to ATA Holdings of 100% of the interests in each of the Contributed Properties identified therein by their respective owners pursuant to a series of Interest Contribution Agreements (each an “Interest Contribution Agreement” or “Contribution Agreement” and, collectively, the “Contribution Agreements”); and

WHEREAS, each of the Contributed Properties to be contributed to ATA Holdings pursuant to the Master Contribution Agreement and the Contribution Agreements is listed on Schedule A hereto (each a “Contributed Property” and, collectively, the “Contributed Properties”); and

WHEREAS, ATAPM desires to engage ELRM to provide ATAPM with certain property management support services with respect to each of the Contributed Properties on the terms set forth herein from and after the date on which each such Contributed Property is contributed to ATA Holdings at a Subsequent Closing (as such term is defined in the Master Contribution Agreement, a “Subsequent Closing”); and

WHEREAS, ELRM has the resources and capacity to provide such support services to ATAPM and is willing to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed as follows:

1.	Term; Termination.

(a) The term of this Agreement shall commence as of the date first set forth above, but shall become effective with respect to any Contributed Property only as of the date of the Subsequent Closing applicable to such Contributed Property, and shall remain in effect until the one (1) year anniversary of the date hereof (the “Initial Term”). The term of this Agreement will be extended for an additional one (1) year term upon expiration of the Initial Term (the “Extended Term”), unless either of the Parties provides written notice to the other Party at least 30 days before the end of the Initial Term of non-renewal of this Agreement, in which event this Agreement shall terminate on the last day of the Initial Term. The Initial Term and the any Extended Term, subject to any early termination as specified in paragraph (b) of this Section 1 or in Section 9 below, are referred to herein as the “Term”.

(b) Notwithstanding the anything to the contrary contained herein, either Party shall have the right to terminate this Agreement without cause with respect to any Contributed Property or all of the Contributed Properties at any time prior to the expiration of the Term upon at least thirty (30) days prior written notice to the other Party. All obligations of the Parties hereunder with respect to any Contributed Property as to which such termination applies shall terminate at the effective time of any such termination, except to the extent expressly provided herein.

2.	Services.

(a) During the Term hereof and upon the terms and conditions set forth herein, ELRM shall provide to ATAPM the following support services with respect to the Contributed Properties and the on-site property management employees of ATAPM (collectively, the “Support Services”): (i) employee benefits, employee benefits administration, human resources and payroll services, (ii) property accounting services, (iii) certain asset and facilities management services, (iv) marketing services, (v) regional supervisory services and (vi) such other support services as the Parties may mutually agree.

(b) In addition to the Support Services that ELRM agrees to provide with respect to the Contributed Properties hereunder, ATAPM shall have the right from time to time during the Term, upon at least thirty (30) days prior written notice, to add additional multifamily properties that ATA Holdings currently owns or acquires in the future or that ATAPM currently manages or manages in the future (“Additional Properties” and, together with the Contributed Properties, the “Properties”) to this Agreement. In the event ATAPM adds any Additional Properties to this Agreement, all of the terms and conditions of this Agreement shall apply with respect thereto to the extent that ATAPM requests that ELRM provide all of the same Support Services with respect to such Additional Property that it will provide with respect to the Contributed Properties hereunder. In the event ATAPM requests that ELRM provide less than all of the Support Services or different services with respect to any Property, ELRM’s obligation to provide such services will be subject to mutual agreement between ATAPM and ELRM as to the terms and conditions under which ELRM will provide such services.

(c) ELRM shall use that degree of skill, care and diligence in the performance of services hereunder that (i) a reasonable person would use acting in like circumstances in accordance with multifamily residential property management industry standards all applicable laws and regulations and (ii) is no less than that exercised by ELRM with respect to comparable services that it performs on its own behalf.

(d) ATAPM shall cooperate with ELRM in all reasonable respects in matters relating to the provision and receipt of the Support Services. Such cooperation shall include obtaining all consents, licenses or approvals (other than qualification of ELRM to do business as a foreign limited liability company in any state where ELRM may be required to so qualify in order to perform its services hereunder) necessary to permit ELRM to perform its obligations hereunder.

3.	Intellectual Property.

Any intellectual property owned by ELRM or third-party licensors or service providers that may be used by ELRM in connection with the provision of the Support Services hereunder will remain the property of ELRM or third-party licensors or service providers, and ATAPM shall have no rights or interests therein, except as may otherwise be expressly provided herein.

4.	Authority.

Notwithstanding anything to the contrary contained in Section 2 hereof, the Parties acknowledge and agree that ELRM shall provide the services set forth in Section 2 hereof subject to the ultimate authority of ATAPM to control its own business and affairs. Each Party acknowledges that the services provided hereunder by ELRM are intended to be administrative, technical and ministerial and are not intended to set policy for ATAPM.

5.	Support Services Fee; Expenses

(a) ATAMP agrees to pay ELRM a monthly fee for performing the Support Services during the Term in an amount equal to three percent (3%) of the monthly gross receipts from the operation of each Property from and after the date on which this Agreement becomes effective with respect to such Property (hereinafter called the “Support Services Fee”). Gross receipts are all amounts received from the operation of the Property including, but not limited to, rents, late charges and/or bad check charges collected, and other fees, but does not include: deposits or advance rents collected unless and until such deposits or advance rents are forfeited to or earned by the owner of the Property, as applicable; property damage insurance proceeds; any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain; tenant improvement reimbursements; and any sale or refinancing proceeds. The Support Services Fee shall be payable monthly in arrears by no later than the fifteenth (15th) day of the month following the month for which such Support Services Fee is payable. ELRM shall provide ATAPM with a statement showing gross receipts for each month within ten (10) days after the end of each month.

(b) ELRM shall be responsible for its own overhead and other expenses incurred in connection with the performance of the Support Services, including wages, salaries and benefits of its employees. All property management personnel located on-site at the Properties will be employees of ATAPM.

6.	Exculpation and Indemnity; Other Interests.

(a) ELRM (including its partners, officers, directors and employees) shall not be liable to ATAPM or its affiliates or their respective officers, directors, employees, agents or representatives for any acts or omissions taken, or not taken, in good faith on behalf of ATAPM and in a manner reasonably believed by ELRM to be within the scope of the authority granted to it by this Agreement and in the best interests of ATAPM, except for acts or omissions constituting gross negligence, fraud or willful misconduct in the performance of ELRM’s duties under this Agreement. ATAPM shall indemnify, defend and hold harmless ELRM and its affiliates and each of their respective partners, members, officers, directors, employees, agents and representatives from and against any and all claims or liabilities of any nature whatsoever

(including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against ELRM under or otherwise in respect of this Agreement, except where attributable to the gross negligence, fraud or willful misconduct of ELRM or its partners, members, officers, employees, agents or representatives.

(b) ELRM shall indemnify, defend and hold harmless ATAPM and its affiliates and each of their respective officers, directors, employees, agents and representatives from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or resulting from the gross negligence, fraud or willful misconduct of ELRM or its affiliates or their respective officers, directors, employees, agents or representatives in the performing of ELRM’s obligations under this Agreement or the breach by ELRM of this Agreement.

(c) The provisions of this Section 6 shall survive any termination or expiration of the Tem of this Agreement for a period equal to the applicable statute of limitations with respect to any indemnifiable claim.

7.	Relationship of the Parties.

(a) The relationship of the Parties shall be that of contracting parties, and no partnership, joint venture or other arrangement shall be deemed to be created hereby.

(b) Except as expressly provided herein, neither ELRM nor ATAPM shall have any claim against the other or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of them nor shall any of them have a claim or right against the other by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk. Any insurance policy ELRM maintains with respect to the Support Services shall include ATAPM as an additional named insured and shall, if, and to the extent that, ATAPM has insurance coverage with respect to the same risk, be primary.

8.	Services by Third Parties.

ATAPM may, without cause, procure any of the services or benefits specified in Section 2 hereof from a third party. ELRM shall discontinue providing such services or benefits upon written notice by ATAPM, delivered at least 30 days before the requested termination date, and the Support Services Fee will be reduced accordingly.

9.	Failure to Perform the Support Services.

In the event of any breach of this Agreement by ELRM or any error or defect in providing any of the Support Services, ELRM shall, at ATAPM’s written request which shall include a description of the breach, error or defect, and at the sole cost and expense of ELRM, use its commercially reasonable best efforts to correct or cause to be corrected such breach, error or defect or perform again or cause to be performed again such service, as promptly as practicable. In the event the breach, error or defect is not cured to the reasonable satisfaction of ATAPM within thirty (30) days after such written request, ATAPM shall have the right to terminate this Agreement immediately without any further obligation other than payment for services rendered through the date of termination.

10.	Excused Performance.

ELRM does not warrant that any of the services or benefits herein agreed to be provided shall be free of interruption caused by strikes, lockouts, accidents, inability to obtain third-party cooperation, acts of God or other causes beyond its control. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever.

11.	Confidentiality.

Except as otherwise provided in this Agreement, (a) ELRM shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in the possession of ELRM that in any way relates to ATAPM, and (b) ATAPM shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in possession of ATAPM that relates to ELRM and is not information related to ATAPM or its assets. The provisions of this Section 11 do not apply to the disclosure by either Party or their respective affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this Section 11 by the disclosing Party or any affiliate of the disclosing Party, (ii) received from a third party not bound by any confidentiality agreement with the other Party, (iii) required by applicable law to be disclosed by that Party, or (iv) necessary to establish such Party’s rights under this Agreement, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information.

Upon the request of ATAPM and upon termination of this Agreement, ELRM shall provide ATAPM with any data or information generated with respect to the Support Services in a format usable by ATAPM.

12.	Additional ELRM Activities.

ATAPM hereby acknowledges that ELRM continues to manage or otherwise provide services to other properties, entities or persons, including, without limitation, properties and entities owned by affiliates of ELRM and agrees that this Agreement relates solely to the Property and that nothing contained herein shall be deemed to prohibit or otherwise affect ELRM’s rights to provide such services to any other property, entity or person so long as the same does not prevent ELRM from performing its functions hereunder.

13.	Miscellaneous.

(a) This Agreement and all the covenants herein contained shall be binding upon the Parties, their respective heirs, successors, legal representatives and assigns. Neither Party shall have the right to assign all or any portion of its obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other Party.

(b) No waiver by either Party of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of such Party. References to writing includes any method of reproducing words in a legible and non-transitory form. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except by a writing signed by duly authorized officers from each Party.

(c) This Agreement constitutes the entire Agreement of the Parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the Parties with respect to the subject matter hereof.

(d) This Agreement shall be strictly construed as independent from any other agreement or relationship between the Parties.

(e) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflict of laws thereof.

(f) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(g) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

(1)	If to ATA PROPERTY MANAGEMENT, LLC, to:

ATA Property Management, LLC

4901 Dickens Road

Suite 101

Richmond, VA 23230

Attention: Gus Remppies, President

Fax: (804) 804-237-1345

Email: gremppies@atareit.com

(2)	If to ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC, to:

825 Parkway Street, Suite 4

Jupiter, FL 33477

Attention: Joseph Lubeck

Fax No: 561-745-8745

Email: jlubeck@landmarkresidential.com

The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Support Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

ATA PROPERTY MANAGEMENT, LLC

By:	/s/ Gustav G. Remppies
Name: Gustav G. Remppies
Title: President

ELCO LANDMARK RESIDENTIAL MANAGEMENT LLC

By:	/s/ Joseph Lubeck
Name: Joseph Lubeck
Title: President

Signature Page to Support Services Agreement

SCHEDULE A

List of Contributed Properties